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                                                                 Exhibit 10.17


ScripTech Pharmaceuticals, Inc.
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September 7, 1994                                           [CONFIDENTIAL STAMP]

Dr. Michael G. Palfreyman
11515 Applejack Court
Cincinnati, Ohio 45249

Dear Dr. Palfreyman:

On behalf of myself, the Board, our investors, the scientific co-founders, and the employees at ScripTech, we would very much like you to become part of the ScripTech organization as our Vice President of Research and Development. Based on discussions held by you and I, as well as John Caplan, I would like to offer the following elements of an employment offer, subject to Board approval:

TITLE:

      Vice President of Research and Development. You will be responsible for directing all of ScripTech's R&D programs and activities.

SALARY:

      $7,291.66 paid 24 times per year, which if annualized, amounts to $175,000 annually. Performance reviews are conducted annually at the anniversary date of your employment.

EQUITY:

      An option to purchase 165,000 shares of ScripTech common stock at a purchase price of approximately $0.05 per share. The final price is determined by the Board of Directors and is equal to market value at your time of hire. These options will vest over a period of four years commencing on the first day of your employment.

PERFORMANCE BONUS

      Annual bonus of up to 20% of your January salary for the year in which the bonus is earned. This bonus will be based on the successful completion of agreed upon goals and objectives.
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HEALTH BENEFITS:

      Participation for you and your family in ScripTech's group medical and dental program as provided by Guardian Life. Your contribution to the cost of this coverage is $5.00 per month for family or individual coverage. You will also be eligible to enroll in ScripTech's group plan for life insurance (1x annual salary) and for long term disability coverage. All remaining premiums for the benefits listed above are paid for by ScripTech.

VACATION TIME:

      Three (3) weeks vacation per year as consistent with ScripTech policy. Accrued vacation may be carried over for up to three (3) months after your anniversary date.

RELOCATION EXPENSE:

      ScripTech will pay for normal expenses related to your move to the Boston area. This would include reasonable and customary closing costs on the sale of your home in Ohio, including attorney's fees, title searches, home inspections, mortgage loan application fees, etc.; the packing and movement of your personal belongings and household goods including up to two (2) vehicles. We will also provide temporary storage of your goods in the event that you were delayed from moving into your new home for up to a period of two (2) months. Relocation will also include up to $3,000 of your closing costs in the Boston area.

TEMPORARY LIVING:

      As part of our offer, we will provide you with up to $1,500 per month to cover reasonable and customary expenses, such as rent, telephone, etc., for a furnished or unfurnished apartment in the Boston area through September 1995, or until your family relocates, whichever comes first. ScripTech will also cover the cost to ship one of your personal vehicles to Boston, and will provide you with a rental car until that can be arranged, as well as cover any hotel expenses during your first few weeks of employment until temporary housing is finalized. During your temporary living period, ScripTech will pay for up to two (2) weekend trips per month for you to return home to Ohio or for your spouse to join you in Boston. Should your relocation to Boston extend beyond September 1995, ScripTech will re-consider your temporary living situation in a fair and open manner.

HOUSING ALLOWANCE:

      During the first three (3) years of your employment with ScripTech, we will provide you with a housing allowance of $20,000 in year one, $15,000 in year two, and $9,000 in year three, This allowance will begin after you relocate to the Boston area and will be paid out in equal monthly installments based on the respective yearly allowance.
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SEVERANCE PAY:

      ScripTech would provide severance pay at the following scale, provided that your termination would be without cause:

      Up to one year of service           6 months salary
      After one year                      3 months salary

OTHER COMPENSATION:

      To compensate you for lost bonus wages at Marion Merrill Dow, ScripTech will pay you a one-time, additional compensation of $30,000 as long as you are actively employed by the Company. This compensation will be made in two payments as follows: (1) $15,000 on May 1, 1995, and (2) $15,000 when you and your family permanently relocate to the Boston area.

The above offer is subject to your signing a non-disclosure, invention assignment and con-compete agreement with the Company and the Company's review of any agreements you may have with former employers to insure there isn't any conflict. This offer has been extended and is valid up until September 15, 1994 after which time it will expire. Please acknowledge your agreement of these terms by signing a copy of this letter and returning it to me.

I am extremely pleased to extend this offer to you on behalf of ScripTech Pharmaceuticals, Inc. On a personal note, we will make a great team and together, with our investors, co-founders and outstanding employees, we will "take ScripTech all the way."

Please give my regards to Liz and Matthew.

Sincerely yours,


/s/ Thomas A. Bologna

Thomas A. Bologna
President & Chief Executive Officer

Accepted Terms as Stated Above:


/s/ Michael G. Palfreyman
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Michael G. Palfreyman

                  Sept. 10, 1994